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                             EXHIBIT (23)(f)
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                CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Boatmen's Bancshares, Inc.

We consent to the incorporation by reference in the registration statement on Form S-4 of Boatmen's Bancshares, Inc. of our report dated January 31, 1992, relating to the consolidated income statement and statements of changes in stockholders' equity and cash flows of First Interstate of Iowa, Inc. and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1993 annual report on Form 10-K of Boatmen's Bancshares, Inc., and to the reference to our Firm under the heading "Experts" in the joint proxy statement/prospectus.


                            /s/ KPMG Peat Marwick LLP

                              KPMG Peat Marwick LLP


Des Moines, Iowa
December 2, 1994